Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

This Contract is endorsed to provide an additional accumulation option. This option does not replace or limit the use of any other option(s) available under this Contract. This option is know as TCI Growth. The use of this option is described and limited as follows:

1. TCI Growth is one of three portfolios of TCI Portfolios, Inc., a registered open-end management investment company.

2. All references to Fund(s) in this Contract shall include TCI Growth unless specifically indicated otherwise.

3. Net Return Factor - Separate Account: The Net Return Factor for TCI Growth is equal to 1.0000000 plus the Net Return Rate.

         The Net Return Rate for TCI Growth notwithstanding any other provisions of this Contract, is equal to:

         a. The value of shares of TCI Growth held by the Separate Account at the end of a Valuation Period; minus

         b. The value of shares of TCI Growth held by the Separate Account at the start of the Valuation Period; plus or minus

         c. Taxes (or reserves for taxes) on the Separate Account (if any); divided by

         d. The total value of the TCI Growth Record Units at the start of the Valuation Period; minus

         e. A daily actuarial charge at an annual rate of 1.25% for annuity mortality and expense risks and profits; and

         f. A daily administrative charge which will not exceed 0.25% on an annual basis.

         The Net Return Rate may be more or less than 0.

         The value of a share of TCI Growth is equal to the net assets of TCI Growth divided by the number of outstanding shares of TCI Growth.

         The daily administrative charge may be changed annually except for amounts which have been used to purchase an Annuity. This charge will not exceed 0.25% on an annual basis.

Endorsed and made a part of this Contract on February 1, 1993 or the effective date of the Contract, whichever is later.


                                    /s/ G. G. Benanav
                                    President
                                    Aetna Life Insurance and Annuity Company